Exhibit 99.3

Federal-Mogul Holdings Corporation and Friction Materials Business Pro Forma

Condensed Combined Financial Statements

The following unaudited pro forma condensed combined financial statements are based upon the historical consolidated financial statements of Federal-Mogul Holdings Corporation (the “Company”) and the Friction Materials business of Honeywell International Inc. The Unaudited Pro Forma Condensed Combined Statement of Operations combine the historical statements of Federal-Mogul Holdings Corporation and Friction Materials, for the three months ended March 31, 2014 and for the year ended December 31, 2013, giving effect to the acquisition as if it had occurred on January 1, 2013. The Unaudited Pro Forma Condensed Combined Balance Sheet combines the historical consolidated balance sheets of Federal-Mogul Holdings Corporation and Friction Materials, as of March 31, 2014, giving effect to the acquisition as if it had occurred on March 31, 2014. The historical consolidated financial statements have been adjusted in the unaudited pro forma condensed combined financial statements to give effect to pro forma events that are (1) directly attributable to the acquisition, (2) factually supportable, and (3) with respect to the statement of operations, expected to have a continuing impact on the combined results of operations. The unaudited pro forma condensed combined financial statements were based on and should be read in conjunction with the:

•	separate historical financial statements and the related notes of Federal-Mogul Holdings Corporation in Form 10-K as of and for the year ended December 31, 2013 and in Form 10-Q as of and for the three months ended March 31, 2014 and

•	separate historical financial statements and the related notes of Friction Materials as of December 31, 2013 and December 31, 2012 and for the years ended December 31, 2013, December 31, 2012, and December 31, 2011 included as Exhibit 99.1 to the Current Report on Form 8-K/A, and as of March 31, 2014 and December 31, 2013 and for the three months ended March 31, 2014 and March 31, 2013 included as Exhibit 99.2 to the Current Report on Form 8-K/A.

The unaudited pro forma condensed combined financial statements have been presented for informational purposes only. The pro forma information is not necessarily indicative of what the combined company’s financial position or results of operations actually would have been had the acquisition been completed as of the dates indicated. In addition, the unaudited pro forma condensed combined financial statements do not purport to project the future financial position or operating results of the combined company.

The unaudited pro forma condensed combined financial statements do not reflect any cost savings, including, but not limited to the elimination of one-time start-up costs in new plants, operating synergies or revenue enhancements that the combined company may achieve as a result of the merger of operations, nor do they include costs necessary to achieve these cost savings, operating synergies and revenue enhancements.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of March 31, 2014

	Historical Federal-Mogul Holdings Corporation	Historical Friction Materials	(a) Pro Forma Adjustments		Pro Forma Combined
	(Millions of Dollars)
ASSETS
Current assets:
Cash and equivalents	$652	$5	$(174	) (b)	$483
Accounts receivable, net	1,427	155	(29	) (c)	1,553
Inventories, net	1,099	83	(5	) (d)	1,177
Prepaid expenses and other current assets	240	7	(2	) (e)	245

Total current assets	3,418	250	(210)		3,458
Property, plant and equipment, net	2,059	164	(20	) (f)	2,203
Goodwill and other indefinite-lived intangible assets	1,027	—	—		1,027
Definite-lived intangible assets, net	348	—	—		348
Investments in non-consolidated affiliates	265	—	—		265
Other noncurrent assets	141	15	22	(g)	178

	$7,258	$429	$(208)		$7,479

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Short-term debt, including current portion of long-term debt	$97	$—	$—		$97
Accounts payable	854	122	(3	) (a)	973
Accrued liabilities	437	82	(45	) (h)	474
Current portion of pensions and other postemployment benefits liability	44	—	—		44
Other current liabilities	151	5	—	(i)	156

Total current liabilities	1,583	209	(48)		1,744
Long-term debt	2,512	—	—		2,512
Pensions and other postemployment benefits liability	1,009	65	—		1,074
Long-term portion of deferred income taxes	385	2	(2	) (j)	385
Other accrued liabilities	129	16	(21	) (k)	124
Total equity	1,529	137	(137	) (l)	1,529
Noncontrolling interests	111	—	—		111

Total shareholders’ equity	1,640	137	(137)		1,640
	$7,258	$429	$(208)		$7,479

See accompanying notes to the unaudited pro forma condensed combined financial statements.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Three Months Ended March 31, 2014

	Historical Federal-Mogul Holdings Corporation	Historical Friction Materials	(a) Pro Forma Adjustments		Pro Forma Combined
	(Amounts and per share data in millions)
Net sales	$1,779	$149	$(4	) (m)	$1,924
Cost of products sold	(1,506)	(140)	6	(n)	(1,640)

Gross margin	273	9	2		284
Selling, general and administrative expenses	(181)	(15)	1	(p)	(195)
Interest expense, net	(22)	—	—		(22)
Equity earnings of non-consolidated affiliates	14	—	—		14
Amortization expense	(12)	—	—		(12)
Restructuring expense, net	(8)	(1)	—		(9)
Other (expense) income, net	(6)	—	—		(6)

Income (loss) from continuing operations before income taxes	58	(7)	3		54
Income tax (expense) benefit	(17)	4	(1	) (o)	(14)

Net income (loss)	$41	$(3)	$2		$40

Less net income attributable to noncontrolling interests	(1)	—	—		(1)

Net income (loss) attributable to Federal-Mogul	$40	$(3)	$2		$39

Net income (loss) per common share attributable to Federal-Mogul Basic and Diluted	$0.27				$0.26

Weighted average number of shares Basic and Diluted	150.0				150.0

See accompanying notes to the unaudited pro forma condensed combined financial statements.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Year Ended December 31, 2013

	Historical Federal-Mogul Holdings Corporation	Historical Friction Materials	(a) Pro Forma Adjustments		Pro Forma Combined
	(Amounts and per share data in millions)
Net sales	$6,786	$569	$(34	) (m)	$7,321
Cost of products sold	(5,766)	(561)	52	(n)	(6,275)

Gross margin	1,020	8	18		1,046
Selling, general and administrative expenses	(719)	(66)	2	(p)	(783)
Interest expense, net	(99)	(1)	—		(100)
Amortization expense	(47)	—	—		(47)
Restructuring expense, net	(40)	(13)	—		(53)
Equity earnings of non-consolidated affiliates	34	—	—		34
OPEB curtailment gain	19	—	—		19
Adjustment of assets to fair value	(8)	—	—		(8)
Other expense, net	(3)	—	—		(3)

Income (loss) from continuing operations before income taxes	157	(72)	20		105
Income tax (expense) benefit	(56)	14	(6	) (o)	(48)

Net income (loss) from continuing operations	$101	$(58)	$14		$57

Less net income attributable to noncontrolling interests	(8)	—	—		(8)

Net income (loss) from continuing operations attributable to Federal-Mogul	$93	$(58)	$14		$49

Net income (loss) from continuing operations per common share attributable to Federal-Mogul Basic and Diluted	$0.75				$0.40

Weighted average number of shares Basic and Diluted	123.4				123.4

See accompanying notes to the unaudited pro forma condensed combined financial statements.

Notes to the Unaudited Pro Forma Condensed

Combined Financial Statements

1. Description of Transaction

On July 11, 2014, the Company completed the purchase of certain business assets of the Honeywell automotive and industrial brake friction business including two recently established manufacturing facilities in China and Romania. The business was acquired through a combination of asset and stock purchases for a base purchase price of approximately $169 million, subject to certain customary closing and post-closing adjustments. As additional consideration for the equity interests and transferred assets, the Company shall pay to the seller an amount of $3 million if Combined Adjusted EBITDA Margin exceeds 5% and an additional $2 million if the Combined Adjusted EBITDA Margin exceeds 7% for the fiscal years 2016 and 2017.

2. Accounting Policies

The Company will continue to review Friction Materials’ accounting policies. As a result of the ongoing review, the Company may identify differences between the accounting policies of the two companies that could have a material impact on the combined financial statements. At this time, the Company is not aware of any differences that would have a material impact on the combined financial statements. The unaudited pro forma condensed combined financial statements assume there are no differences in accounting policies between the two companies.

3. Allocation of Purchase Price to Identifiable Assets Acquired and Liabilities Assumed

The acquisition accounting is dependent upon certain valuation procedures, the results of which are preliminary. Based on the preliminary results of those procedures, consideration paid and net assets acquired, the Company did not record intangible assets, including goodwill, and assumed no gain from bargain purchase. As such, the preliminary estimate may be different from the final purchase price allocation and the difference could have a material impact on the accompanying unaudited pro forma condensed combined financial statements

Book Value of net assets acquired as of July 11, 2014	$203
Adjustments to:
Inventory	1
Property, Plant and Equipment	(30)

Total Consideration	$174

4. Pro Forma Adjustments

Adjustments included in the unaudited pro forma condensed combined financial statements in the column under the heading “Pro Forma Adjustments” represent the following:

(a)	Contains adjustments for certain assets, liabilities, income and expenses related to the Conde, France and Guangzhou, China locations that were excluded from the acquisition transaction, but were included in the Historical Friction Materials Financial Statements.

(b)	Reflects adjustments of $169 million of cash paid for acquisition and $5 million of cash reported in Frictions Materials as cash but was an excluded asset.

(c)	Reflects an adjustment for value added tax receivables of $23 million that were excluded assets per the Agreement as well as accounts receivables of $6 million from the Conde, France and Guangzhou, China excluded locations.

(d)	Reflects the estimated fair value adjustment of $1 million for inventory acquired. The preliminary estimate may be different from the final purchase price allocation and the difference could have a material impact on the accompanying unaudited pro forma condensed combined financial statements. The fair value adjustment for inventory was partially offset by an adjustment to remove $6 million of inventory held at the Conde, France and Guangzhou, China excluded locations.

(e)	Reflects an adjustment for deferred tax assets that were excluded assets per the Agreement.

(f)	Reflects the estimated fair value adjustment of $14 million to “Property, plant and equipment, net”. The preliminary estimate may be different from the final purchase price allocation and the difference could have a material impact on the accompanying unaudited pro forma condensed combined financial statements. This also reflects a $6 million adjustment for Guangzhou, China. The pro forma adjustment for property, plant and equipment, net is different from what the Company recorded as of July 11, 2014 as the Unaudited Pro Forma Condensed Combined Balance Sheet assumes that Friction Materials was acquired on March 31, 2014.

(g)	Adjustment to reflect in “Other noncurrent assets” a $30 million promissory note receivable with a fair value of $26 million payable to a Company subsidiary which matures in January 2022 and has an interest rate of 1.375% that was entered into as of the acquisition date. Principal and interest payments are received on a quarterly basis. This promissory note receivable was partially offset by an adjustment for noncurrent tax assets of $3 million that were excluded assets per the Agreement and adjustments of $1 million for the Conde, France and Guangzhou, China excluded locations.

(h)	Reflects an adjustment for Repositioning liabilities that were excluded liabilities per the Agreement.

(i)	Reflects an adjustment of $3 million for current contingent consideration liability per the Agreement if Combined Adjusted EBITDA Margins exceed certain limits, offset by $3 million for current portion of deferred tax liabilities that were excluded per the Agreement.

(j)	Reflects an adjustment of $2 million for long-term portion of deferred tax liabilities that were excluded per the Agreement.

(k)	Reflects an adjustment of $2 million for noncurrent contingent consideration liability per the Agreement if Combined Adjusted EBITDA Margins exceed certain limits, offset by adjustments for Conde, France and Guangzhou, China of $14 million and asbestos liabilities of $9 million that were not transferred in the transaction.

(l)	Reflects Friction Materials equity elimination and other equity impact adjustments.

(m)	Adjustment for sales related to the Conde, France and Guangzhou, China locations that were excluded from the acquisition transaction, but were included in the Historical Friction Materials Financial Statements.

(n)	Reflects costs of sales adjustments related to the Conde, France and Guangzhou, China locations that were excluded from the acquisition transaction, but were included in the Historical Friction Materials Financial Statements. For the year ended December 31, 2013 adjustments also reflect increased costs of sales associated with the fair value adjustment of inventory which was assumed to be recorded over the average turnover of the inventory acquired. The Company assumed all acquired inventory would turnover within three months.

(o)	Reflects the tax effect of the pro forma adjustments based on the statutory tax rate of 30%.

(p)	Reflects adjustments for certain expenses related to the Conde, France and Guangzhou, China locations that were excluded from the acquisition transaction, but were included in the Historical Friction Materials Financial Statements and the reduction of depreciation for the fair value adjustment of property, plant and equipment which was calculated using the Company’s weighted average useful life of fixed assets.